Exhibit 5.1

August 9, 2024

Rezolute, Inc.

275 Shoreline Drive, Suite 500

Redwood City, CA 94065

Re:          Registration Statement on Form S-3 (File No. 333-281257)

Ladies and Gentlemen:

We have acted as counsel to Rezolute, Inc., a Nevada corporation (the “Company”), in connection with Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale of up to 4,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), by certain selling stockholders named in the Registration Statement (the “Selling Stockholders”) consisting of (i) 1,500,000 shares of Common Stock (the “SPA Shares”) issued pursuant to the securities purchase agreement dated June 25, 2024 by and among the Company and certain Selling Stockholders (the “Securities Purchase Agreement”), (ii) 610,404 shares of Common Stock (the “Exchange Shares”) issued to certain Selling Stockholders upon the partial exercise of certain pre-funded warrants issued pursuant to a securities exchange agreement dated March 8, 2024 by and among the Company and certain Selling Stockholders(the “Securities Exchange Agreement”) and (iii) 2,389,596 shares of Common Stock (the “Exchange Warrant Shares”) issuable upon the exercise of pre-funded warrants issued pursuant to the Securities Exchange Agreement.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that (i) the SPA Shares and the Exchange Shares have been validly issued and are fully paid and non-assessable and (ii) the Exchange Warrant Shares issuable upon the exercise of the pre-funded warrants, upon issuance, delivery and payment therefor in accordance with the terms of the pre-funded warrants, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to Chapter 78 of the Nevada Revised Statutes.

1400 Wewatta Street | Suite 400 | Denver, CO | 80202-5549 | T 303.629.3400 | F 303.629.3450 | dorsey.com

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Dorsey & Whitney LLP

AWE/JKB

1400 Wewatta Street | Suite 400 | Denver, CO | 80202-5549 | T 303.629.3400 | F 303.629.3450 | dorsey.com